Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-251808
February 29, 2024

Born to Bitcoin x HODL ETF - Social Video Post and Video

Social Post:
Now trading: The VanEck Bitcoin Trust (HODL).

Learn more: vaneck.com/HODL
Prospectus: vaneck.com/hodlprospectus/

Important Disclosure: Investing in the Trust may not be suitable for all investors. Investing involves significant risk, as the value of Bitcoin is highly volatile; you could lose your entire investment. Carefully read the prospectus.

Comment to Social Post:

Important Disclosures

VanEck
vaneck.com/subscribe

The Trust is not an investment company registered under the Investment Company Act of 1940 ("1940 Act") or a commodity pool for the purposes of the Commodity Exchange Act ("CEA"). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

Video Storyboard:

Frame 1


VanEck

Voice Over: The world holds onto old ways until it can't.

Frame 2 Voice Over: When bitcoin was born, it broke that endless cycle. Frame 3 Voice Over: Finally, there’s bitcoin in a low-cost ETF with the VanEck Bitcoin Trust (HODL). Frame 4 Voice Over: Search the cker ‘HODL’ in your stock trading app today.

Text: Search HODL in your trading app

Frame 5


Investing involves significant risk, and you could lose money on an investment in the VanEck Bitcoin Trust (the "Trust," or "HODL").
An investment in the Trust may not be suitable for all investors. The value of Bitcoin is highly volatile, and the value of the Trust's shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.
The Trust's investment objective is to reflect the performance of the price of Bitcoin less the expenses of the Trust's operations.
The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin.
The VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC")
for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the VanEck Bitcoin Trust filed with the SEC for more complete information about HODL and this offering.
Please see the HODL prospectus for a detailed discussion of the risks of investing in HODL shares.
You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting vaneck.com/hodl.
Alternatively, HODL or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.
The Trust is not an investment company registered under the Investment Company Act of 1940 ("1940 Act") or a commodity pool for the purposes of the Commodity Exchange Act ("CEA").
Shares of the Trust are not subject to the same regulatory requirements as mutual funds.
As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation.
VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly-owned subsidiaries of Van Eck Associates Corporation.
For more information, please contact the Marketing Agent for HODL: Van Eck Securities Corporation,
Email: info@vaneck.com, Telephone: 800.826.2333
© 2024 Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017
VanEck

Voice Over: Investing in the Trust may not be suitable for all investors. Investing involves significant risk, as the value of Bitcoin is highly volatile; you could lose your entire investment. Carefully read the prospectus.

Text:
Investing involves significant risk, and you could lose money on an investment in the VanEck Bitcoin Trust (the "Trust," or "HODL"). An investment in the Trust may not be suitable for all investors. **The value of Bitcoin is highly volatile, and the value of the Trust's shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.**

The Trust's investment objective is to reflect the performance of the price of Bitcoin less the expenses of the Trust's operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin.

The VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the VanEck Bitcoin Trust filed with the SEC for more complete information about HODL and this offering. Please see the HODL prospectus for a detailed discussion of the risks of investing in HODL shares. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting vaneck.com/hodl. Alternatively, HODL or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.

The Trust is not an investment company registered under the Investment Company Act of 1940 ("1940 Act") or a commodity pool for the purposes of the Commodity Exchange Act ("CEA"). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly- owned subsidiaries of Van Eck Associates Corporation. For more information, please contact the Marketing Agent for HODL: Van Eck Securities Corporation, Email: info@vaneck.com, Telephone: 800.826.2333 © 2024 Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017 VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.